CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2005, on the consolidated financial statements of Tri-County Financial Corporation appearing in the Annual Report on Form 10-K of Tri-County Financial Corporation for the year ended December 31, 2004.



/s/ Stegman & Company
----------------------
Stegman & Company
Baltimore, Maryland

May 17, 2005